Exhibit 99.05

Pazoo CEO To Be Interviewed 9PM Tonight On "Hanging Out With David & Dave" hosted By David Deutsch and Dave Philp

CEDAR KNOLLS, N.J., Sept. 24, 2012 -- Pazoo, Inc. (OTCBB Symbol: PZOO (German WKN#: A1J3DK)) CEO David Cunic will be interviewed Live tonight on "Hanging Out With David & Dave." This new online show is available through Google+.  The show is streamed live on YouTube and can be seen at www.myyouchoose.com.

Dave Philp is the Chief Organizer for YouChoose, LLC, a live music events company raising money for charitable causes. David Deutsch is founder and chief strategist for SynergiSocial, a social media strategy firm that helps people get up-to-speed with social media, fast.   With over eight years experience using social media, he has helped various for-profit companies, non-profit groups and trade associations across the country use social media to grow their business.

David Cunic will be talking about the company's recent events as well as the Pazoo vision to empower individuals with the knowledge needed to improve their everyday health and wellness. Mr. Cunic will further discuss how individuals can take an active role in their health and wellness by utilizing the Pazoo methods.

David M. Cunic, CEO of Pazoo, Inc. stated, "We are very pleased that I have been invited to appear on the David & Dave show. This is just another step in the process of telling the Pazoo story and creating a further outreach in our efforts to empower you, the public, with the knowledge, services and products to improve your everyday life.  We also find it humorous that David will be interviewed by David & Dave."

About Pazoo, Inc.:

Pazoo, Inc.'s web site www.pazoo.com provides a warehouse of competitively priced products and an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. Featuring industry experts from the health and wellness industry as well as the pet industry, Pazoo.com offers a unique, multi-dimensional interactive web site where consumers can gain insights into health and wellness for themselves and their pets from leading industry experts.  Also, our team of medical, fitness, nutritional and pet professionals seek to enhance our customers' wellbeing by offering a limited, but high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

FOR INVESTOR RELATIONS:
TAYLOR CAPITOL, LLC
PHONE: 973-351-3868
EMAIL:  INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.